UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 9, 2012

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27038	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wayside Road

Burlington, Massachusetts 01803

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 565-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On August 14, 2012, Nuance Communications, Inc. (the “Company”) issued $700 million aggregate principal amount of its 5.375% Senior Notes due 2020 (the “Notes”).

The terms and conditions of the Notes and the Indenture (as defined below) described in Item 2.03 of this Current Report on Form 8-K are incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 9, 2012, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Barclays Capital Inc., as representative of the several initial purchasers named therein (the “Initial Purchasers”), to sell to the Initial Purchasers the Notes (the “Offering”). On August 14, 2012, the Company issued $700 million aggregate principal amount of the Notes in accordance with the terms of the Purchase Agreement. The net proceeds to the Company from the Offering were approximately $687.6 million.

In connection with the Offering, the Company entered into an Indenture (the “Indenture”), dated as of August 14, 2012, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).

Certain terms and conditions of the Notes and the Indenture are as follows:

Maturity. The Notes mature on August 15, 2012.

Interest. The Notes accrue interest of 5.375% per year. Interest on the Notes is paid semi-annually on each February 15 and August 15, beginning on February 15, 2013, to holders of record on the immediately preceding February 1 and August 1.

Ranking. The Notes are the unsecured senior obligations of the Company and are guaranteed (the “Guarantees”) on an unsecured senior basis by substantially all of the Company’s direct and indirect wholly owned domestic subsidiaries (the “Subsidiary Guarantors”). The Notes and Guarantees rank equally in right of payment with all of the Company’s and the Subsidiary Guarantors’ existing and future unsecured senior debt and rank senior in right of payment to all of the Company’s and the Subsidiary Guarantors’ future unsecured subordinated debt. The Notes and Guarantees effectively rank junior to all secured debt of the Company and the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of the Company’s subsidiaries that have not guaranteed the Notes.

Optional Redemption. At any time before August 15, 2016, the Company may redeem all or a portion of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after August 15, 2016, the Company may redeem all or a portion of the Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time before August 15, 2015, the Company may redeem up to 35% of the aggregate outstanding principal amount of the Notes with the net cash proceeds received by the Company from certain equity offerings at a price equal to 105.375%, plus accrued and unpaid interest to, but excluding, the redemption date, provided that the redemption occurs no later than the 120th day after the closing of the related equity offering, and at least 50% of the original aggregate principal amount of the Notes remains outstanding immediately thereafter.

Mandatory Repurchase. Upon the occurrence of certain asset sales or a change in control, the Company must offer to repurchase the Notes at a price equal to 100%, in the case of an asset sale, or 101%, in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

Covenants. The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt or issue subsidiary preferred stock or stock with a mandatory redemption feature before the maturity of the Notes;

•	pay dividends on the Company’s capital stock;

•	redeem or repurchase capital stock or prepay or repurchase subordinated debt;

•	make investments and restricted payments;

•	sell assets;

•	create liens or engage in sale and leaseback transactions;

•	engage in transactions with affiliates, except on an arms-length basis; or

•	consolidate or merge with, or sell substantially all of the Company’s assets to, another person.

These covenants are subject to a number of important exceptions and qualifications.

Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the Notes to become immediately due and payable:

•	a default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

•	default for 30 days or more in the payment when due of interest on or with respect to the Notes;

•

the failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to above) contained in the Indenture or the Notes;

•

default under any indebtedness for money borrowed by the Company or any of its restricted subsidiaries or the payment of which is guaranteed by the Company or any of its restricted subsidiaries, other than indebtedness owed to the Company or a restricted subsidiary, if both: (a) such default either results from the failure to pay any principal of such indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such indebtedness at its stated final maturity and results in the holder or holders of such indebtedness causing such indebtedness to become due prior to its stated maturity; and (b) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate more than $50.0 million at any one time outstanding;

•

failure by the Company or any significant subsidiary (or group of subsidiaries that would constitute a significant subsidiary) to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

•	certain events of bankruptcy or insolvency with respect to the Company or any significant subsidiary (or group of subsidiaries that would constitute a significant subsidiary); or

•

the Guarantee of any significant subsidiary (or group of subsidiaries that would constitute a significant subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a significant subsidiary (or group of subsidiaries that would constitute a significant subsidiary) denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

A copy of the Indenture, which includes the form of the Notes, is attached hereto as Exhibit 4.1 and is incorporated by reference herein and a copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing descriptions of the Indenture, the Notes and the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Indenture, the Notes and the Purchase Agreement.

ITEM 8.01	Other Events

On August 9, 2012, the Company issued a press release announcing the pricing of its offering of the Notes. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

4.1	Indenture, dated August 14, 2012, among Nuance Communications, Inc., the guarantors party thereto and U.S. Bank National Association, relating to the 5.375% Senior Notes due 2020.

10.1	Purchase Agreement, dated August 9, 2012, by and among Nuance Communications, Inc., the guarantors party thereto and Barclays Capital Inc.

99.1	Press release of Nuance Communications, Inc. dated August 9, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: August 14, 2012	By:	/s/ Thomas Beaudoin
Thomas Beaudoin Chief Financial Officer

EXHIBIT INDEX

4.1	Indenture, dated August 14, 2012, among Nuance Communications, Inc., the guarantors party thereto and U.S. Bank National Association, relating to the 5.375% Senior Notes due 2020.

10.1	Purchase Agreement, dated August 9, 2012, by and among Nuance Communications, Inc., the guarantors party thereto and Barclays Capital Inc.

99.1	Press release of Nuance Communications, Inc. dated August 9, 2012.